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                                                                   Exhibit (d)15

            Amendment No. 7 to the Investment Management Agreement
               between John Hancock Variable Series Trust I and
                      John Hancock Life Insurance Company

Reference is made to that certain Investment Management Agreement dated as of March 14, 1996, by and between John Hancock Variable Series Trust I and John Hancock Life Insurance Company (formerly "John Hancock Mutual Life Insurance Company"), as amended (the "Agreement").

The parties agree to amend the Agreement as follows:

9. The phrases "John Hancock Mutual Life Insurance Company" and "JHMLICO" are deleted wherever shown and the phrases "John Hancock Life Insurance Company" and "JHLICO" are respectively inserted in their place.

10. Subsections (a), (b), and (e) of Section 5 of the Agreement, entitled "Investment Advisory Fee and Expense Limitation," are hereby deleted and the following inserted in their place:

         (a)  For the Small Cap Growth Portfolio:

                      (i) 1.05% on an annual basis of the Current Net Assets of such Portfolio.


         (b)   For the Mid Cap Growth Portfolio:

                      (i) 1.00% on an annual basis of the first $100,000,000 of the Current Net Assets of such Portfolio; and

                      (ii) 0.90% on an annual basis of that portion of the Current Net Assets of such Portfolio in excess of $100,000,000.

         (e)  For the International Opportunities Portfolio:

                      (i) 1.30% on an annual basis of the first $20,000,000 of the Current Net Assets of such Portfolio;

                      (ii) 1.15% on an annual basis of that portion of the Current Net Assets of such Portfolio in excess of $20,000,000 and not over $50,000,000; and

                      (iii) 1.05% on an annual basis of that portion of the Current Net Assets of such Portfolio in excess of $50,000,000.

All other terms and provisions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and to take effect as of October 1, 2001.

ATTEST:                                  JOHN HANCOCK VARIABLE SERIES TRUST I


/s/ Arnold R. Bergman                    By:  /s/ Michele G. Van Leer
                                         Title: Chairman and CEO




ATTEST:                                  JOHN HANCOCK LIFE INSURANCE COMPANY

/s/ Arnold R. Bergman

                                         By:  /s/ Robert R. Reitano
                                         Title: Senior Vice President